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 FORM 5                                                                                                          OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number   3235-0362
    subject to Section 16. Form                                                                          Expires: September 30,1998
    4 or Form 5 obligations may         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response.....1.0
[ ] Form 3 Holdings Reported            Filed pursuant to Section 16(a) of the Securities
[ ] Form 4 Transactions Reported        and Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
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1. Name and Address of Reporting Person |  2. Issuer Name and Ticker or Trading Symbol    |   6. Relationship of Reporting Person
                                        |                                                 |      to Issuer (Check all applicable)
Black         Monte            R.       |  MPW Industrial Services Group, Inc.     "MPWG" |     __X__ Director  __X__ 10% Owner
------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       | 4. Statement for       |     _____ Other (specify below)
                                        |    Security Number     |    Month/Year          |         _Chairman and CEO_______
                                        |    of Reporting        |    June 30, 2000       |-----------------------------------------
       9711 Lancaster Road, S.E.        |    Person (Voluntary)  |------------------------|  7. Individual or Joint/Group Reporting
----------------------------------------|                        | 5. If Amendment, Date  |         (check applicable line)
              (Street)                  |                        |of Original (Month/Year)|  _X_ Form filed by One Reporting Person
                                        |         N/A            |                        |  ___ Form filed by more than one
 Hebron          Ohio          43025    |                        |                        |      Reporting Person
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(City)          (State)          (Zip)  |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | -----------------------------------------| of Issuer's | (D) or  | ficial
                                       |               |               | Amount | (A)  |  Price   | Fiscal Year | Indirect| Owner-
                                       |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |               |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |   6/15/2000   |       G       | 23,800 |   D  |   N/A    |  5,032,160  |    D    |   N/A
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |   6/15/2000   |       G       | 23,800 |   A  |   N/A    |    547,840* |    I    |By trust
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
Common Stock                           |     N/A       |     N/A       |  N/A   | N/A  |   N/A    |    620,000* |    I    | By wife
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
                                       |               |               |        |      |          |             |         |
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* If the form is filed by more than one reporting person, see instruction 4(b)(v)                                            (Over)
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FORM 5 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |     Year)     |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |               |--------------| cisable | Date   |        | Shares
                               |              |               |               | (A)  |  (D)  |         |        |        |
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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

 * The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.


                                                                       /s/ Monte R. Black                             11-29-00
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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